Exhibit 99.(c)(x)

Confidential, Preliminary & Highly Illustrative for Discussion Purposes Materials for the Special Committee Goldman Sachs & Co. LLC February 23rd , 2026 Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

1 Confidential, Preliminary & Highly Illustrative for Discussion Purposes Would have strategics / sponsors on LHS that we suggested for outreach And then bifurcate RHS into 3 buckets: Interested / Not interested / Awaiting feedback First bucket would have no names Encompass a pass Speaking to United on Friday Tenet encompass and HCA all no LGP and KKR a no so far Cd&r also a no Illustrative Talking Points ◼ Talking points for Dan in call with Bob — Bob, I was surprised to see the revised proposal of $16 and hear your bankers say we should feel good about it because given the quarter, you all were considering a lower bid — I’ve known you a long time and if United were here offering you $16 to buy Select, I don’t think you would think about that for too long — As you’ve acknowledged in the past, nothing about our forecast has changed relative to what you approved last fall, so we are struggling to see a path forward — Nothing about the quarter should have come as a surprise and you know about the longer-term potential of this business — Feedback from investors upon the initial announcement in November was that the offer then was insufficient and that tone has not changed following the earnings release — A bid of $16 per share is just inadequate – it represents a 14% premium to what our undisturbed price was in November before your offer — We are viewing the undisturbed price as of 24-Nov-2025, the day the offer was announced post-market, which is a premium 3 percentage points lower than what you note in the revised bid using 21-Nov-2025 as the undisturbed date — At $17 per share, this would be an incremental $124mm or 3% increase in Enterprise Value from your current offer and increase the LTM EBITDA multiple by 0.3x — At $17.50 per share, this would be an incremental $186mm or 5% increase in Enterprise Value from your current offer and increase the LTM EBITDA multiple by ~0.4x — Note: See the following page for incremental detail

2 Confidential, Preliminary & Highly Illustrative for Discussion Purposes Source: Management Projections, FactSet market data as of 20-Feb-2026; FDSO, cash, and debt per Select Medical Management 1 As of unaffected date as of 24-Nov-2025. Analysis at Various Prices ($ in millions, except per share data) Premium to Undist.1 Current Price as of 20-Feb Updated Offer Purchase Price Per Share $ 14.01 $ 15.01 $ 16.00 $ 16.25 $ 16.50 $ 16.75 $ 17.00 $ 17.25 $ 17.50 Memo: Premium to Undisturbed Price 0% 7% 14% 16% 18% 20% 21% 23% 25 % Premium vs. Median Analyst Price Target $17.00 (18)% (12)% (6)% (4)% (3)% (1)% 0% 1% 3 % Premium vs. 52-Week High $19.17 (27)% (22)% (17)% (15)% (14)% (13)% (11)% (10)% (9)% Fully Diluted Shares Outstanding 124.0 124.0 124.0 124.0 124.0 124.0 124.0 124.0 124.0 Fully Diluted Equity Value $1,737 $1,861 $1,984 $2,015 $2,046 $2,077 $2,108 $2,139 $2,170 (+) Debt $ 1,845 $ 1,845 $ 1,845 $ 1,845 $ 1,845 $ 1,845 $ 1,845 $ 1,845 $ 1,845 (-) Cash $(27) $(27) $(27) $(27) $(27) $(27) $(27) $(27) $(27) Enterprise Value $3,556 $3,680 $3,803 $3,834 $3,865 $3,896 $3,927 $3,958 $3,989 EV Increase Relative to $16/sh ($) $(247) $(123) $ 0 $ 31 $ 62 $ 93 $ 124 $ 155 $ 186 EV Increase Relative to $16/sh (%) (6)% (3)% 0% 1% 2% 2% 3% 4% 5 % EV / EBITDA Metric Management Projections 2025A $ 493 7.2 x 7.5 x 7.7 x 7.8 x 7.8 x 7.9 x 8.0 x 8.0 x 8.1 x 2026E $ 531 6.7 x 6.9 x 7.2 x 7.2 x 7.3 x 7.3 x 7.4 x 7.5 x 7.5 x Consensus 2025A $ 493 7.2 x 7.5 x 7.7 x 7.8 x 7.8 x 7.9 x 8.0 x 8.0 x 8.1 x 2026E $ 530 6.7 x 6.9 x 7.2 x 7.2 x 7.3 x 7.4 x 7.4 x 7.5 x 7.5 x